Exhibit 23.01

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statement (Form S-8 No. 333-207254) pertaining to the Google Inc. 2004 Stock Plan, Alphabet Inc. 2012 Stock Plan, AdMob, Inc. 2006 Stock Plan, UK Sub-Plan of the AdMob, Inc. 2006 Stock Plan, Motorola Mobility Holdings, Inc. 2011 Incentive Compensation Plan and Alphabet Inc. Deferred Compensation Plan,

(2)	Registration Statement (Form S-3 No. 333-209510) of Alphabet Inc.,

(3)	Registration Statement (Form S-8 No. 333-212914) pertaining to the Alphabet Inc. 2012 Stock Plan,

(4)	Registration Statement (Form S-8 No. 333-214573) pertaining to the Apigee Corporation 2015 Equity Incentive Plan and the Apigee Corporation 2005 Stock Incentive Plan,

(5)	Registration Statement (Form S-8 No. 333-219435) pertaining to the Alphabet Inc. 2012 Stock Plan,

(6)	Registration Statement (Form S-8 No. 333-215873) pertaining to the Alphabet Inc. Deferred Compensation Plan, and

(7)	Registration Statement (Form S-8 No. 333-226309) pertaining to the Alphabet Inc. 2012 Stock Plan;

of our reports dated February 4, 2019, with respect to the consolidated financial statements of Alphabet Inc. and the effectiveness of internal control over financial reporting of Alphabet Inc. included in this Annual Report (Form 10-K) of Alphabet Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

San Jose, California

February 4, 2019